Exhibit 10.1

TRANSITION, SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Transition, Separation and Release of Claims Agreement (the “Agreement”) is entered into by and between Schrödinger, Inc. (the “Company”) and Joel Lebowitz (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to the Employment Agreement dated as of November 14, 2018 (the “Employment Agreement”);

WHEREAS, Executive currently serves as the Company’s Chief Financial Officer and Treasurer;

WHEREAS, Executive desires to retire from the Company and the Parties desire to establish mutually agreed upon terms for Executive’s transition and separation from employment with and service as an officer of the Company; and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive, and the Parties acknowledge and agree that Executive is not and shall not be eligible to receive any further or additional payments or benefits, including without limitation any payments or benefits under the Company’s Executive Severance and Change in Control Benefits Plan (the “Severance Plan”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Resignation from Positions; Separation Date; Transition Period

(a)

Executive’s effective date of separation from employment with the Company will be February 28, 2022 (the “Separation Date”). Executive hereby confirms his resignation, as of the Separation Date, from his positions as Chief Financial Officer and Treasurer of the Company and from any and all other positions he holds as an officer or employee of the Company and, as may be applicable, its subsidiaries, and further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by the Company. The period between the Receipt Date (as defined below) and the Separation Date will be a transition period (the “Transition Period”), during which Executive will perform such transition duties as may be requested by and at the direction of the Company (the “Transition Duties”). Executive will use his best efforts to professionally, timely, and cooperatively perform such Transition Duties, and understands that his doing so is a condition of his eligibility for the Separation Benefits (as defined below). During the Transition Period, Executive will continue to receive his current base salary and to participate in the Company’s benefit plans to the extent he remains eligible (and pursuant to the terms and conditions of such plans).

(b)

If the Company terminates Executive’s employment during the Transition Period without Cause (as defined in the Severance Plan), the date of such termination shall be deemed to be the Separation Date for all purposes under this Agreement, and Executive shall be entitled to receive (i) all Accrued Amounts (as defined in the following subsection), (ii) the consulting arrangement and all rights with respect to Options set forth in and pursuant to Section 2 below, and (iii) all Separation Benefits set forth in and pursuant to Section 3 below.

(c)

Upon the Separation Date, Executive shall be paid, in accordance with the Company’s regular payroll practices, all unpaid base salary earned through the Separation Date, all vacation time accrued but unused through such date in accordance with Company policy, and reimbursement of any properly incurred unreimbursed business expenses incurred through the Separation Date (together, the “Accrued Amounts”). As of the Separation Date, all salary payments from the Company will cease and any benefits Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement.

2.

Consulting Agreement – Upon the Separation Date, the Company and Executive shall enter into a consulting agreement in the form attached to this Agreement as Attachment A (the “Consulting Agreement”). It is understood that, so long as Executive (a) enters into the Consulting Agreement on the Separation Date, (b) timely executes and does not revoke this Agreement, and (c) complies at all times, including following the Separation Date, with his obligations under this Agreement and his continuing obligations under the Employment Agreement, then during the period Executive is providing services under the Consulting Agreement (the “Consultation Period”) (i) any stock option awards previously granted by the Company to Executive (the “Options”) shall continue to vest and become exercisable in accordance with the applicable option agreement(s) and equity plan(s); and (ii) the exercise period for the Options shall be extended such that Executive shall have nine (9) months from the expiration or termination of the Consulting Agreement to exercise the Options to the extent vested and exercisable as of such date, provided that (A) the Options shall not be exercisable later than the original expiration date(s) of such Options, and (B) to the extent that any of the Options was intended to be an “incentive stock option”, such Option(s) shall, as of the Receipt Date, be treated as nonstatutory stock option for tax purposes. The Executive may temporarily retain for use in connection with his services under the Consulting Agreement the computer previously provided to him by the Company (the “Company Computer”), which he shall return to the Company immediately following the Consultation Period.

3.

Separation Benefits – Provided Executive (a) signs and returns this Agreement on, but not before, the Separation Date, and does not revoke the Agreement during the Revocation Period (as defined below), and (b) abides by all of his obligations hereunder, the Company will, in consideration of Executive’s compliance with his commitments and obligations set forth in this Agreement and the Employment Agreement, provide Executive with the following separation benefits (the “Separation Benefits”):

(a)

Severance Payments – Commencing in the first payroll period following the Release Effective Date (as defined below), Executive will receive cash severance pay in the form of continuation of his monthly base salary for a period of nine (9) months. These payments will be subject to all applicable taxes and withholdings.

(b)

Group Health Insurance – Should Executive be eligible for and timely elect to continue receiving group health and/or dental insurance coverage under the law known as COBRA, the Company shall, until the earlier of (x) eighteen (18) months following the Separation Date, and (y) the date on which Executive is enrolled in the group health and/or dental plans of a new employer (the “COBRA Contribution Period”), pay on Executive’s behalf the portion of the premiums for such coverage that the Company pays on behalf of active and similarly situated employees receiving the same type of coverage.

The balance of such premiums during the COBRA Contribution Period and all premium costs after the COBRA Contribution Period shall be paid by Executive on a monthly basis during the elected period of insurance coverage under COBRA for as long as, and to the extent that, he remains eligible for and elects to remain enrolled in COBRA continuation coverage. Executive agrees that, should he become enrolled in the group health and/or dental insurance plans of a new employer prior to the date that is eighteen (18) months following the Separation Date, he will so inform the Company in writing within ten (10) business days of becoming enrolled.

(c)

Retained Property – The Company agrees that Executive may retain permanently two computer monitors, two microphones, two speaker phones, two monitor cameras, two keyboards, and two mouse controls previously provided to him by the Company in connection with his employment for use at his home office (the “Retained Property”).

Except as explicitly set forth in this Agreement or the Consulting Agreement, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date. Executive acknowledges that the Separation Benefits are contingent upon his timely and full compliance with all of his obligations herein.

It is intended that each installment of the separation payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

4.

Release of Claims – In exchange for the consideration set forth in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York Civil Rights Law, N.Y. Civ. Rights Law § 1 et seq., N.Y. Civ. Rights Law § 47-a (New York disability discrimination law), N.Y. Civ. Rights Law § 48 et seq. (New York genetic disorder discrimination law), N.Y. Lab. Law § 190 et seq. (New York wage payment laws), N.Y. Lab. Law § 194 (New York equal pay law), the New York Minimum Wage Act, N.Y. Lab. Law § 650 et seq., N.Y. Workers’ Comp. Law, § 200 et seq. (New York disability benefits law and paid family leave benefits law), N.Y. Lab. Law § 740 (New York whistleblower protection law), the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., and the New York City Earned Sick Time Act, N.Y.C. Admin. Code § 20-911 et seq., all as amended; the New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 et seq., the New Jersey Family Leave Act, N.J. Stat. Ann. § 34:11B-1 et seq., N.J. Stat. Ann. § 34:11D-1 et seq. (New Jersey sick leave law), N.J. Stat. Ann. § 34:11-2 et seq. (New Jersey wage payment law), the New Jersey Diane B. Allen Equal Pay Act, N.J. Stat. Ann. § 34:11-56.1 et seq., the New Jersey Conscientious Employee Protection Act, and N.J. Stat. Ann. § 34:19-1 et seq. (New Jersey whistleblower protection law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement, the Severance Plan, or the Incentive Plan); all claims to any non-vested ownership interest in the Company, contractual or otherwise except as otherwise explicitly set forth in Section 2 of this Agreement; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

5.

Claims Not Released – Notwithstanding the above, the release of claims in Section 4 hereof does not affect: (a) any right to vested benefits that Executive may have under the terms of any Company pension or retirement benefit plan or under any existing equity award agreements in effect with the Company; (b) the right to file any claims that are not permitted to be waived or released under applicable law or regulation, including but not limited to, the right to file claims for workers’ compensation or for unemployment compensation; (c) any claims arising after the date on which Executive signs this Agreement (such as claims for breach of this Agreement); (d) Executive’s rights as a Schrödinger, Inc. stockholder; (e) Executive’s rights with respect to the Options as set forth in the applicable option agreement(s) and equity plan(s) and as modified by Section 2 of this Agreement, if applicable, or (f) any claims for indemnity, defense costs, or contribution Executive may have under applicable law, the Company’s certificate of incorporation, by-laws, insurance policies, and/or any indemnification agreement between Executive and the Company (including, without limitation, the Indemnification Agreement dated February 4, 2020 (the “Indemnification Agreement”) (recognizing that such indemnity, defense costs and/or contribution is not guaranteed by this Agreement and shall be governed by such applicable law, policies, agreement(s) and/or instruments, providing for such indemnity, defense costs and/or contribution). Nothing in this Agreement is intended to prevent Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

6.

Continuing Obligations – Executive acknowledges and reaffirms his continuing obligations pursuant to Sections 4, 5, and 6 of the Employment Agreement, all of which obligations survive his separation from employment and remain in full force and effect. Executive further acknowledges and agrees that, in exchange for the Separation Benefits described above, the Non-Competition restrictions set forth in Section 6.1 of the Employment Agreement shall be extended and continue for a period of nine (9) months following the Separation Date.

7.

Non-Disparagement – Executive understands and agrees that, except as otherwise permitted by Section 10 below, he will not at any time, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding the Company, or any of the other Released Parties, or regarding the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development-related matters. The Company will instruct its Chief Executive Officer and all members of its Board of Directors that they shall not at any time, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, to any person or entity concerning Executive. Nothing in this paragraph shall apply to statements made by either party (i) in connection with any action to enforce this Agreement; (ii) in response to legal process or as otherwise required by law; or (iii) as permitted by Section 10 below.

8.

Return of Company Property – Executive confirms that, with the exception of the Company Computer (which he shall return immediately following the Consultation Period) and the Retained Property, he has returned to the Company all Company property, including without limitation keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property in his possession or control. Executive further confirms that he has left intact all, and has otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment, and that he has not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to him; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. Further, Executive confirms that he has disclosed to the Company any and all user names and passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any and all information which he has password-protected on any computer equipment, network, or system of the Company. Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

9.

Confidentiality – Executive understands and agrees that, except as otherwise permitted by Section 10 below, and except to the extent disclosed by the Company in any public filing, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Executive and his agents and representatives and shall not be disclosed by Executive or his agents and representatives except as otherwise agreed to in writing by the Company. Nothing in the foregoing shall prohibit any disclosure by Executive (i) to his immediate family, (ii) to his attorneys, accountants, and financial advisors, (iii) in connection with any action to enforce this Agreement, (iv) as may be required by any bona fide loan application or any application for unemployment benefits, or (v) pursuant to lawful subpoena or as otherwise legally required.

10.

Scope of Disclosure Restrictions – Nothing in this Agreement or elsewhere prohibits Executive or any other person from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

11.

Cooperation – Executive agrees to make himself reasonably available and to cooperate with the Company in: (i) any internal investigation; (ii) any investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; and/or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration. Executive understands and agrees that his reasonable cooperation includes, but is not limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are in or may come into his possession. The term “cooperation” does not mean that Executive must provide information that is favorable to the Company; it means only that Executive will provide truthful information within his knowledge and possession upon request of the Company. Executive understands that, if the Company requests his cooperation in accordance with this provision, or he is required to participate in an administrative or legal proceeding or arbitration related to matters within the scope of his employment at the Company, the Company will reimburse him for reasonable travel, lodging or other out-of-pocket expenses that he incurs at the Company’s request to comply with this Section 11, provided that Executive submits to the Company appropriate documentation of such expenses within thirty (30) calendar days after such expenses are incurred (and provided that such expenses are not incurred in connection with any proceeding that is initiated by Executive and/or otherwise concerns any claims by Executive against the Company or any of the other Released Parties). Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

12.

Business Expenses; Final Compensation – Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. Executive further acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that he is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Sections 2 and 3 of this Agreement.

13.

Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

14.

Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

15.

Nature of Agreement – Both Parties understand and agree that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.

16.

Time for Consideration and Revocation; Acknowledgements – Executive acknowledges that he was initially presented with this Agreement on December 17, 2021 (the “Receipt Date”), that he has been given at least twenty-one (21) days following the Receipt Date to consider this Agreement, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement. Executive understands that he has up to seven (7) days after he signs this Agreement to revoke it (the “Revocation Period”) by notifying Jennifer Daniel at the Company in writing. Executive further understands that this Agreement shall be of no force or effect unless he signs and returns this Agreement to Jennifer Daniel on, but not before, the Separation Date and does not revoke the Agreement during the Revocation Period by notifying the Company in writing (the day immediately following the expiration of such Revocation Period, the “Release Effective Date”). Executive further acknowledges and agrees that any changes made to this Agreement following his initial receipt of this Agreement on the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the twenty-one (21) day consideration period. Executive understands and agrees that by entering into this Agreement, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

17.

Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement and that he has had the opportunity to be represented by counsel of his own choosing. Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

18.

Governing Law – This Agreement shall be interpreted and construed by the laws of the State of New York, without regard to conflict of laws provisions. Except as explicitly noted below, all disputes arising out of or related to this letter agreement or the subject matter hereof, including whether the dispute is arbitrable, shall be resolved exclusively through final and binding arbitration in New York, New York in accordance with the Employment Rules of the American Arbitration Association then in effect (the “Employment Rules”) and the Federal Arbitration Act, 9 U.S.C. §1 et seq. Neither party will invoke arbitration until after it has given the other party written notice of any alleged breach or default and a ten-day period to cure such breach or default, if curable. The parties will in good faith attempt to settle any disputes through direct or attorney-led negotiations before filing or participating in an arbitration. Arbitration under this Section 18 will require a neutral arbitrator, will permit appropriate and adequate discovery, and will permit the parties to the arbitration to seek relief that would otherwise be available if the matter were brought in an appropriate court with civil jurisdiction over the parties. The Company will pay the entire amount of the arbitration filing fees, as well as the arbitrator’s fees and costs, for any dispute described in this Section 18, provided that Executive acknowledges that, to the extent permitted by applicable law, some or all of the arbitration and arbitrator fees and expenses may be reallocated and charged to Executive by the arbitrator if a claim or counterclaim was filed by Executive for purposes of harassment or is patently frivolous (or as otherwise permitted under the Employment Rules). This arbitration provision does not apply to any disputes arising out of or relating to Executive’s continuing obligations as set forth in Sections 4, 5, and 6 of the Employment Agreement, or Section 6 of this Agreement, which shall instead be brought only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and Executive each consents to the jurisdiction of such a court. Executive and the Company each hereby waives any right to trial by jury in any action, suit or other proceeding.

19.

Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, separation benefits, and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith; provided, however, that nothing herein cancels or supersedes the Indemnification Agreement, or the Options as modified by this Agreement.

20.

Tax Acknowledgement – In connection with the Separation Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by him with respect to such Separation Benefits under applicable law. Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Separation Benefits set forth in this Agreement. Executive further acknowledges and agrees that the Company is not making any representations or warranties to him and shall have no liability to him or any other person if any provisions of or payments and benefits provided under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption from, or the conditions of, that section.

21.

Successors and Assigns – This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including any corporation with or into which the Company may be merged or which may succeed to its assets or business. In the event of Executive’s death, his rights to receive the Accrued Amounts and Separation Benefits shall pass to and be enforceable by his heirs, executors and/or administrators.

22.

Counterparts – This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

SCHRÖDINGER, INC.

By:	/s/ Ramy Farid	Date:	February 28, 2022
Name:	Ramy Farid
Title:	President and CEO

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement, and I have chosen to execute this Agreement on the date below. I intend that this Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in writing to the Company within seven (7) days following the date below, and I understand that my receipt of the Separation Benefits and other consideration described herein is contingent upon my non-revocation of this Agreement.

/s/ Joel Lebowitz	Date:	February 28, 2022
JOEL LEBOWITZ

ATTACHMENT A

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of the Separation Date by and between Schrödinger, Inc. (the “Company”), and Joel Lebowitz (the “Consultant”), and will be effective as of the day immediately following the Separation Date (hereinafter, the “Consulting Effective Date”). Capitalized terms used but not defined herein have the meanings set forth in the Transition, Separation, and Release of Claims Agreement entered into by the Company and the Consultant (the “Separation Agreement”) to which this Agreement is attached as Attachment A.

WHEREAS, the Consultant has certain knowledge and expertise regarding the Company as a result of having served as its Chief Financial Officer and Treasurer; and

WHEREAS, the Company desires to have the benefit of the Consultant’s knowledge and experience, and the Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

(1)    Services.

(a)    Services; Performance. The Consultant shall render to the Company the consulting services described in Exhibit A attached to this Agreement (the “Services”). The Consultant shall perform, during such hours as may be reasonably required for satisfactory performance of the Services, such Services in a professional manner and consistent with the highest industry standards. As of the Consulting Effective Date, the Consultant and the Company intend that the Consultant shall perform the Services for the Company no more than three (3) hours per week. The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with respect to the Consultant’s access to and use of the Company’s property, information, equipment and facilities in the course of the Consultant’s provision of Services hereunder.

(b)    Non-Exclusivity; Confidentiality; Invention Assignment. The parties agree that, at all times during the term of this Agreement, (i) the Company shall be free to obtain consulting and advisory services from any third party, and (ii) the Consultant shall be free to provide consulting and advisory services to any third party, so long as the provision of such services by the Consultant does not conflict with (x) the Consultant’s provision of Services to the Company as described in Section 1(a), or (y) the Consultant’s continuing obligations to the Company as detailed in the Separation Agreement, including the Consultant’s continuing obligations under Sections 4 (Confidentiality), 5 (Inventions) and 6 (Non-Competition; Non-Solicitation) of the Employment Agreement. The Consultant further agrees that the Consultant’s confidentiality and invention assignment obligations under Sections 4 and 5 of the Employment Agreement are incorporated herein by reference and amended hereby to apply with respect to the Consultant’s Services during the Consultation Period, such that all references in such Sections to “Employee” shall be deemed to include the Consultant, all references in such Sections to “term of employment” shall be deemed to include the Consultation Period, and all references in such Sections to the “Employee’s employment” shall be deemed to include the Consultant’s Services.

(2)    Compensation and Reimbursement.

(a)    Consulting Fees. During the Consultation Period, the Company shall pay the Consultant consulting fees in the amount of $3,500.00 per month for up to ten (10) hours of Services per month performed hereunder (provided, however, that, with the advance written approval of the Company’s Chief Executive Officer, the Consultant may perform Services in excess of ten (10) hours per month (but no more than the amount provided in Section 1(a) hereof), and for each such hour of Services performed in excess of ten (10) in any month the Company shall pay the Consultant consulting fees in the amount of $350.00 per hour), to be paid to the Consultant in accordance with Section 2(c) below (the “Consulting Fees”). The parties agree that (i) the level of services to be performed by Consultant pursuant to this Agreement is, and in all events shall be, less than 20 percent of the average level of services performed by Consultant as an employee of the Company during the 36-month period prior to the Separation Date, and (ii) nothing in this Agreement is intended to alter the fact that Consultant experienced a “separation from service” as of the Separation Date for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b)    During the Consultation Period, the Options will continue to vest and become exercisable in accordance with the applicable option agreement(s) and equity plan(s).

(c)    Expense Reimbursement. The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the Services under this Agreement, so long as they are approved in writing in advance by the Company.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(d)    Itemized Statements. At the end of any month in which the Consultant performs Services and incurs expenses in accordance with Section 2(c), the Consultant shall submit to the Company an itemized statement of the Services performed, including the number of hours worked and the project to which the Services relate, and the expenses incurred, including appropriate and reasonable documentation. The Company shall pay the Consultant the amount set forth on such itemized statement within thirty (30) days after receipt.

(e)    No Employee Benefits. The Consultant’s relationship with the Company will be that of an independent contractor, and the Consultant shall not, in connection with this relationship, be entitled to any benefits, coverages or privileges, including without limitation health insurance, social security, unemployment, workers compensation, or pension payments, made available to employees of the Company.

(3)    Term and Termination.

(a)    Consultation Period. Subject to the terms and conditions hereinafter set forth, and provided the Consultant has timely signed the Separation Agreement, the term of this Agreement shall commence on the Consulting Effective Date and shall continue for three (3) months thereafter unless earlier terminated in accordance with the provisions below (such period, the “Consultation Period”). Notwithstanding the foregoing, however, the Consultation Period may be extended for an additional period(s) upon the mutual written agreement of both parties. This Agreement may be terminated prior to the date that is three (3) months following the Consulting Effective Date in the following manner: (i) by the Company at any time immediately upon written notice if the Consultant has materially breached this Agreement or the Separation Agreement and such breach, if curable, remains uncured for a period of ten (10) days after written notice of such breach by the Company; (ii) by the Consultant at any time immediately upon written notice if the Company has materially breached this Agreement or the Separation Agreement and such breach, if curable, remains uncured for a period of ten (10) days after written notice of such breach by the Consultant, (iii) at any time upon the mutual written consent of the parties hereto, or (v) automatically and immediately if the Consultant revokes the Separation Agreement pursuant to Section 16 thereof.

(b)    Effects of Termination. In the event of any termination under this Section 3, the Consultant shall be entitled only to the Consulting Fees (if any) due and payable to the Consultant at the time of such termination and expenses (including reimbursements) incurred in accordance with Section 2(c) prior to the effective date of such termination, and no further payments of any kind will be due under this Agreement. For the avoidance of doubt, it is understood that the vesting of the Options will cease immediately upon the expiration or termination of this Agreement for any reason in accordance with Section 3(a) hereof.

(4)    Independent Contractor. The Consultant shall not, as of the Consulting Effective Date, or at any time during the Consultation Period, be deemed to be an employee of the Company. The Consultant’s status and relationship with the Company shall be that of an independent contractor and consultant. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. The Consultant shall be solely responsible for payment of all charges and taxes arising from the payments to be made to the Consultant under this Agreement and the Consultant agrees that the Company shall have no obligation or liability with respect to such charges and/or taxes.

(5)    Notice. Any notice required or desired to be given shall be governed solely by this paragraph. Notice shall be deemed given only upon (a) mailing of any letter or instrument by overnight delivery with a reputable carrier or by registered mail, return receipt requested, postage prepaid by the sender, or (b) personal delivery.

If to the Consultant:	If to the Company:

To the Consultant at the last address on file with the Company	1540 Broadway 24th Floor New York, NY 10036

Attn: Chief Executive Officer

From time to time, either party may, by written notice to the other in accordance with this Section 5, designate another address that shall thereupon become the effective address of such party for the purpose of this Section 5.

(6)    Liability. Any liability of Consultant to the Company arising out of his good faith performance of the Services, whether based upon breach of contract, negligence or any other theory of law, shall be limited to the total amount of Consulting Fees that were paid to Consultant hereunder. In no event shall Consultant be liable for special, incidental, consequential, indirect, or punitive damages with respect to his good faith performance of the Services.

(7)    Indemnification. The Company shall indemnify, defend and hold harmless Consultant from any lawsuit, proceeding or other action initiated or threatened to be initiated by any third party against Consultant where such action arises out of Consultant’s performance of the Services, provided that Consultant performed the Services in good faith and in a manner Consultant reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action or proceeding, had no reasonable cause to believe Consultant’s conduct was unlawful). To the extent Consultant is entitled to indemnity hereunder, the Company’s obligation shall include, without limitation, payment of (a) all liability arising by way of verdict, judgment, award, settlement, or otherwise, and (b) all attorney’s fees and litigation expenses incurred in Consultant’s defense. A third party’s allegation or contention that Consultant (i) acted in bad faith, (ii) acted in a manner that the Consultant believed to be not in the best interest of the Company, or (iii) in a criminal matter, had a reasonable basis to believe that the Consultant’s conduct was unlawful, shall not be a ground to deny indemnification hereunder unless and until Consultant has been determined to have engaged in such conduct by a court, jury or other factfinder in an action against Consultant. For the avoidance of doubt, Consultant shall not be indemnified from, and shall instead be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from and against, any lawsuit, proceeding or other action initiated by any third party against the Company where such action arises out of Consultant’s failure to pay the charges and taxes referenced in the last sentence of Section 4 of this Agreement.

(8)    Miscellaneous. This Agreement, together with the Separation Agreement, constitutes the entire understanding of the parties hereto with respect to the matters contained herein and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. For the avoidance of doubt, nothing herein supersedes the Separation Agreement (including without limitation the ongoing force and effect of the Consultant’s continuing obligations and rights thereunder). This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws rules. The headings contained in this Agreement are for the convenience of the parties and are not to be construed as a substantive provision hereof. This Agreement may not be modified or amended except in writing signed or executed by the Consultant and the Company. In the event any provision of this Agreement is held to be unenforceable or invalid, such unenforceability or invalidity shall not affect any other provisions of this Agreement and such other provisions shall remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. This Agreement shall be binding upon, and inure to the benefit of, both parties hereto and their respective successors and assigns, including any corporation with or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the responsibility for actual performance of the Services may not be assigned or delegated by the Consultant to any other person or entity. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event of Consultant’s death, his rights to receive any Consulting Fees not yet paid for services performed under this Agreement prior to his death shall pass to and be enforceable by his heirs, executors and/or administrators.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written above.

SCHRÖDINGER, INC.

By:
JOEL LEBOWITZ	Name:
Title:

Exhibit A

Description of Services

The Consultant shall provide financial consulting and advisory services, and be available to meet with the Company’s Chief Executive Officer approximately once every two weeks.

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